NEWS RELEASE
For Immediate Release

EMERITUS ANNOUNCES NEW BOARD MEMBER

SEATTLE, WA, September 20, 2010 - Emeritus Corporation (NYSE: ESC), a national provider of assisted living and memory care services to seniors, today announced the appointment of Mr. James R. Ladd to its Board of Directors.

Mr. Ladd has served as the Senior Vice President for Finance & Operations for the Institute for Systems Biology since October 2009 and as a Partner in the consulting firm of Tatum, LLC since 2004.  He is chairman of the boards of directors of both Seattle Children’s Hospital and the Washington Society of CPAs and also serves on the board of directors of Sparling, Inc.  Mr. Ladd is a certified public accountant, was a managing partner of the Seattle and Tokyo offices of Deloitte & Touche, LLP, and has served in other executive finance and operations management positions during his career.

Mr. Ladd’s appointment was effective September 17, 2010.  He will fill one of the Board positions vacated by Mr. Charles P. Durkin and Mr. David W. Niemiec, each of whom has resigned from the Board in order to devote more time to other business and investment activities.

Mr. Dan Baty, Chairman of the Board, stated “We are pleased that Mr. Ladd has agreed to join the Board and we look forward to benefitting from the insight and perspective he has gained from over 40 years in the financial management and public accounting sectors.  We would also like to thank Mr. Durkin and Mr. Niemiec for their 11 years of service and dedication to the Company.  They have made a very strong contribution to Emeritus’ success and we wish them well.”

About Emeritus

Emeritus Corporation is a national provider of assisted living and memory care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  These communities provide a residential housing alternative for senior citizens who need assistance with the activities of daily living, with an emphasis on personal care services, which provides support to the residents in the aging process.  Emeritus currently operates 451 communities in 43 states representing capacity for approximately 39,200 units and approximately 45,000 residents, including the recent Sunwest acquisition of managed communities.  Additional information about the Company can be located on the Internet at www.emeritus.com.

Contact:                                                                     Media Contacts:
Investor Relations                                                               Liz Brady                                            Sari Martin
(206) 298-2909                                                                  Liz.brady@icrinc.com                                   Sari.martin@icrinc.com
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